EXHIBIT 99.1

ATLANTIC TELE-NETWORK, INC.

COMMNET WIRELESS, LLC

UNAUDITED PRO FORMA

COMBINED CONDENSED FINANCIAL STATEMENTS

On September 15, 2005, Atlantic Tele-Network, Inc. (“ATN” or the “Company”) completed the acquisition of and merger with Commnet Wireless, LLC (“Commnet”) pursuant to the Merger Agreement dated July 26, 2005 (the “Merger Agreement”). The Merger Agreement was previously described in a Form 8-K filed with the United States Securities and Exchange Commission (the “Commission”) on July 29, 2005 and was filed as an exhibit thereto. In connection with the merger, Commnet is continuing as the surviving entity and owned 95% by ATN and 5% by Brian Schuchman, the Chief Executive Officer of Commnet. ATN paid approximately $59.3 million in consideration for Commnet including certain transaction expenses. ATN also assumed approximately $5.0 million of Commnet’s liabilities.

Also on September 15, 2005, ATN, as borrower, entered into a Credit Agreement (the “Credit Agreement”) dated as of September 15, 2005 with (a) CoBank, ACB as Administrative Agent, Lead Arranger, and a Lender, and (b) Banco Popular de Puerto Rico as a Lender. The Credit Agreement which was previously described in a Form 8-K on September 21, 2005 and filed as an exhibit thereto, provides for a $50 million non-amortizing term loan (the “Term Loan”) which accrues interest at 5.875% as well as a $20 million revolving credit facility (the “Revolver”) which accrues interest at rates as defined within the Credit Agreement. The Credit Agreement shall terminate, and all amounts outstanding thereunder shall be due and payable in full on, October 31, 2010.

To fund the acquisition of Commnet and to repay approximately $10 million in principal amount of outstanding debt at ATN under a previous loan facility, the Company borrowed $50 million under the Term Loan, drew $7 million from the Revolver Facility and used an additional $12.4 million of its own cash. The amounts drawn under the Revolver Facility bear interest at a blended rate of LIBOR plus a margin, or approximately 5.5%.

In connection with the Commnet merger agreement, the Company placed $7.4 million of the purchase price in escrow as of September 30, 2005. Of this amount $2.0 million was released to the selling unit holders in November 2005 after successfully meeting certain working capital requirements. The remaining $5.4 million will be released in full in September 2006 assuming no indemnification claims are presented by ATN.

The acquisition has been accounted for using the purchase method and, accordingly, the tangible and intangible assets acquired have been recorded at their estimated fair values as of September 15, 2005.

The unaudited combined condensed pro forma statements of operations for the year ended December 31, 2005, were prepared as if the acquisition of Commnet had occurred on January 1, 2005.

The unaudited pro forma adjustments are based upon available information and assumptions that ATN believes are reasonable. The unaudited pro forma combined condensed consolidated financial statements and related notes thereto should be read in conjunction with ATN’s historical consolidated financial statements as previously filed on ATN’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Commission on March 31, 2006. In addition, this unaudited combined condensed pro forma information should be read in conjunction with the historical condensed consolidated financial statements of Commnet included within the Amendment to Current Report on Form 8-K/A filed with the Commission on November 14, 2005.

This unaudited combined condensed pro forma financial statement is prepared for informational purposes only and is not necessarily indicative of future results or of actual results that would have been achieved had the acquisition of Commnet been consummated as of January 1, 2005, The pro forma financial statement does not give effect to any cost savings or incremental costs that may result from the integration of ATN and Commnet.

ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES

PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2005

(UNAUDITED)

(in thousands, except per share data)

					ATN
			PRO FORMA		PRO FORMA
	ATN	COMMNET	ADJUSTMENTS		COMBINED
REVENUES:
Wireless	$25,964	$18,587		$—	$44,551
Local Telephone and Data	27,926	—		—	27,926
International Long Distance	45,439	—		—	45,439
Other	2,952	—		—	2,952
Total revenues	102,281	18,587		—	120,868

Termination and Access Fees	7,941	6,762		—	14,703
Internet and Programming	2,601	—		—	2,601
Engineering and Operations	15,136	1,707		—	16,843
Sales and Marketing	6,457	—		—	6,457
General and Administrative	16,044	2,105		—	18,149
Depreciation and Amortization	17,110	2,611	(B)	(186)	19,535

Other Operating Expenses	—	—		—	—
Operating Expenses	65,289	13,185		(186)	78,288

Operating Income	36,992	5,402		186	42,580

OTHER INCOME (EXPENSE):
Interest expense	(688)	(98)	(A)	(2,166)	(2,952)
Gain on sale of investments	—	1,165		—	1,165
Other expense	(630)	(409)		—	(1,039)
Other income, net	(1,318)	658		(2,166)	(2,825)

INCOME BEFORE TAXES	35,674	6,060		(1,980)	39,755

INCOME TAXES	20,801	—	(C)	1,409	22,210

INCOME BEFORE MINORITY INTERESTS AND EQUITY IN EARNINGS OF UNCONSOLIDATED SUBSIDIARIES	14,873	6,060		(3,389)	17,544

MINORITY INTERESTS	(4,318)	(590)	(D)	(280)	(5,187)

EQUITY IN EARNINGS OF UNCONSOLIDATED SUBSIDIARIES	3,043	311		—	3,354

NET INCOME	$13,598	$5,782		$(3,669)	$15,712

Net income (loss) per common and potential common share:
Basic	$1.09				$1.26
Diluted	$1.09				$1.26

Shares used in per share calculations:
Basic	12,465				12,465
Diluted	12,488				12,488

See accompanying notes to the unaudited pro forma combined condensed consolidated financial statements.

NOTE 1- BASIS OF PRESENTATION

The unaudited pro forma combined condensed statements of operations for the year ended December 31, 2005 give effect to the acquisition of Commnet by ATN as if the acquisition had occurred on January 1, 2005.

The unaudited combined condensed pro forma financial information has been prepared on the same basis as ATN’s audited financial statements. The acquisition was accounted for using the purchase method of accounting and, accordingly, the respective assets acquired and liabilities assumed have been recorded at their fair value and consolidated into the net assets of ATN.

A summary of the purchase price allocation for the acquisition as indicated in the audited financial statement for the year ended December 31, 2005 is as follows (in thousands):

Total consideration:
Cash paid	$58,671
Transaction costs paid	584

Total purchase consideration	$59,255

Allocation of the purchase consideration:
Current assets	$7,695
Fixed assets	16,716
Licenses	11,246
Investments in unconsolidated entities	2,615
Other investments	136
Goodwill	29,031

Total assets acquired	67,439

Accounts payable and accrued expenses	(5,135)
Commitment to purchase additional interest in Commnet—Florida	(1,500)
Minority interest	(1,549)

Fair value of liabilities assumed	(8,184)

$59,255

Based upon the purchase price allocation, the total purchase price exceeded the net assets acquired and liabilities assumed when adjusted to fair market value and resulted in goodwill in the pro forma combined condensed financial information of approximately $29.0 million. The licenses issued to Commnet by the Federal Communications Commission were valued at $11.2 million and were determined to have an indefinite useful life.

Investments in unconsolidated entities of $2.6 million primarily represents Commnet’s 35.0% ownership of MoCelCo, LLC (“MoCelCo”) which has historically been accounted for using the equity method of accounting. In January 2006, Commnet acquired the remaining 65.0% interest in MoCelCo for $6.2 million.

Per the Commnet merger agreement, in July 2006, the Company is required to purchase an additional 12.375% interest in Commnet of Florida, LLC for $1.5 million. Commnet of Florida is consolidated for financial reporting purposes.

Minority interests represent minority members’ interests in Commnet’s majority owned subsidiaries as well as a minority member’s 5% interest in Commnet. Assuming a put and call agreement entered into in connection with the Commnet merger agreement is exercised, the Company will be obligated to aquire the remaining 5% ownership interest in Commnet from the minority member between April 15, 2007 and October 15, 2007. The purchase price is contractually set at a fixed multiple to a predefined earnings number based on Commnet’s financial results during the 12 month period prior to the exercise of the put and call. Based on Commnet’s 2005 financial results, the purchase price, as of December 31, 2005, would be approximatley $4 million. No value was ascribed to the put/call agreement as the exercise price is expected to reflect fair value at the exercise date.

As part of the acquisition of Commnet the Company also acquired certain carrier contracts which have remaining contractual lives of one to three years. There is no renewal history of the contracts since none of these contracts have yet to have been subject to renewal. Based upon a discounted cash flow valuation through the current expiration dates of these contracts, the Company has determined that the fair value of these contracts is insignificant and has therefore not allocated any of the purchase price to them.

NOTE 2- PRO FORMA ADJUSTMENTS

Adjustments have been made to the unaudited pro forma combined financial information to reflect the following:

(A)  To record the effect on interest expense relating to the borrowings of $57.0 million under the Company’s new credit facility used to finance the acquisition of Commnet net of the reduction of interest expense relating to the retirement of $10.0 million of existing ATN debt and to reduce interest income for the $12.4 million of cash on hand used to complete the acquisition of Commnet.

(B)   Remove Commnet’s historical depreciation expense and record depreciation expense for the acquired fixed assets based on the estimate of fair values determined at the time of acquisition. Depreciation expense is calculated on a straight-line basis over the estimated useful lives of 12 to 72 months.

(C)   To record income taxes using ATN’s effective US corporate tax rate of 40% on Commnet’s pre-tax income and the net effect of the above pro forma adjustments in the Statements of Operations.

(D)  To record minority shareholder’s interest in Commnet’s earnings.